Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No. 62 - Dated Monday, November 17, 2014 (To: Prospectus dated August 24, 2012)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DFE6	[]	100.000% (1)	1.125%	[]	Fixed	3.100%	Monthly	11/15/2017	12/15/2014	$1.46	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.
02006DFF3	[]	100.000% (2)	1.700%	[]	Fixed	3.850%	Monthly	11/15/2019	12/15/2014	$1.82	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Ally Financial Inc.	Offering Date: Monday, November 17, 2014 through Monday, November 24, 2014	Ally Financial Inc.
	Trade Date: Monday, November 24, 2014 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Friday, November 28, 2014	Prospectus dated August 24, 2012
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.